Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-104871, No. 333-183875, No. 333-212075, and No. 333-239255) on Form S-8 of our report dated June 28, 2022, with respect to the financial statements and supplemental schedule of Webster Bank Retirement Savings Plan.
/s/ KPMG LLP
Hartford, Connecticut
June 28, 2022